Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 13 DATED FEBRUARY 2, 2024
TO THE PROSPECTUS DATED AUGUST 10, 2023

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2023, as supplemented by Supplement No. 1 dated August 16, 2023, Supplement No. 2 dated September 5, 2023, Supplement No. 3 dated September 18, 2023, Supplement No. 4 dated October 4, 2023, Supplement No. 5 dated October 10, 2023, Supplement No. 6 dated October 24, 2023, Supplement No. 7 dated November 3, 2023, Supplement No. 8 dated November 16, 2023, Supplement No. 9 dated December 4, 2023, Supplement No. 10 dated December 28, 2023, Supplement No. 11 dated January 5, 2024 and Supplement No. 12 dated January 9, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of January 2024.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of January 2024. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
January 2, 2024	$13.65	$13.74	$13.77	$13.75	$13.66	$13.60	$13.66
January 3, 2024	$13.65	$13.74	$13.77	$13.76	$13.66	$13.60	$13.66
January 4, 2024	$13.65	$13.74	$13.77	$13.76	$13.66	$13.60	$13.67
January 5, 2024	$13.66	$13.74	$13.77	$13.76	$13.66	$13.61	$13.67
January 8, 2024	$13.66	$13.75	$13.78	$13.76	$13.67	$13.61	$13.67
January 9, 2024	$13.66	$13.75	$13.78	$13.77	$13.67	$13.61	$13.67
January 10, 2024	$13.66	$13.75	$13.78	$13.77	$13.67	$13.61	$13.67
January 11, 2024	$13.66	$13.75	$13.78	$13.77	$13.67	$13.61	$13.68
January 12, 2024	$13.66	$13.75	$13.78	$13.77	$13.67	$13.61	$13.68
January 16, 2024	$13.67	$13.76	$13.79	$13.78	$13.68	$13.62	$13.68
January 17, 2024	$13.67	$13.76	$13.79	$13.78	$13.68	$13.62	$13.68
January 18, 2024	$13.67	$13.76	$13.79	$13.78	$13.68	$13.62	$13.69
January 19, 2024	$13.67	$13.76	$13.79	$13.78	$13.68	$13.62	$13.69
January 22, 2024	$13.67	$13.77	$13.79	$13.78	$13.69	$13.63	$13.69
January 23, 2024	$13.68	$13.77	$13.79	$13.79	$13.69	$13.63	$13.69
January 24, 2024	$13.68	$13.77	$13.79	$13.79	$13.69	$13.63	$13.69
January 25, 2024	$13.65	$13.74	$13.77	$13.76	$13.66	$13.60	$13.67
January 26, 2024	$13.65	$13.74	$13.77	$13.76	$13.66	$13.60	$13.67
January 29, 2024	$13.65	$13.74	$13.77	$13.77	$13.67	$13.60	$13.67
January 30, 2024	$13.65	$13.75	$13.77	$13.77	$13.67	$13.60	$13.67
January 31, 2024	$13.60	$13.68	$13.72	$13.70	$13.60	$13.55	$13.61

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.